Exhibit 5.1

FROST BROWN TODD LLC

400 W. MARKET ST., 32nd FLOOR

LOUISVILLE, KENTUCKY 40202

November 19, 2009

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, KY 40223

Re:	Registration Statement on Form S-4 (the “Registration Statement”) with respect to potential shares to be issued pursuant to the Offer to Exchange by Porter Bancorp, Inc. (the “Exchange Offer”)

Ladies and Gentlemen:

We have acted as counsel for Porter Bancorp, Inc., a Kentucky corporation (the “Company”) with respect to the registration of 1,263,995 shares of Porter Bancorp, Inc.’s common stock, no par value (the “Shares”), that may be issued pursuant to the Exchange Offer as set forth in the Registration Statement on Form S-4 (Reg. No. 333-162638) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and records of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions herein, we have relied upon, and assumed the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others. We have also assumed compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, when issued upon the terms and conditions set forth in the Exchange Offer, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Kentucky. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

Frost Brown Todd LLC hereby consents to be named in the Registration Statement under the heading “Legal Matters” passing upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Very truly yours,

FROST BROWN TODD LLC

/s/ Alan K. MacDonald
Alan K. MacDonald
Member of the Firm